ADAPTIVE MEDIAS, INC. EXECUTES LETTER OF INTENT WITH ONESCREEN INC. TO ENTER INTO JOINT VENTURE OR OTHER M&A TRANSACTION

Two Irvine, California-based companies to explore potential business combination and strategic opportunities.

IRVINE, Calif., December 11, 2013 – Multi-channel audience and content monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, announced today that it has executed a Letter of Intent (“LOI”) with OneScreen Inc., a business-to-business digital video services provider, to enter into a joint venture or other business combination/transaction.

The non-binding LOI provides, among other things, for the parties to cooperate and engage in due diligence on the other, in order that a definitive agreement may be negotiated and executed, with a transaction consummated on or before March 31, 2014. Any definitive transaction will be subject to board of directors, third-party, and shareholder approvals, as required.

Founded in 2009 with the mission to revolutionize the digital video industry, OneScreen offers publishers, producers, and advertisers a comprehensive platform to streamline the video content business. OneScreen's offerings empower the video industry to better leverage growing online audiences who are watching video everywhere.

OneScreen was recently ranked No. 105 on Deloitte’s Technology Fast 500™, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America. Additionally, OneScreen was ranked No. 321 on the Inc. Magazine “Inc. 500” List of America’s Fastest-Growing Private Companies. OneScreen's reported revenue surged to $15.8 million in 2012, compared with $1.1 million in 2009.

“This is an exciting opportunity for Adaptive and its shareholders,” said Adaptive Medias CEO, Qayed Shareef. “OneScreen is a recognized leader in the video content space. Adaptive brings expertise and systems for video, as well as mobile and online display advertising. Coupled with our very strong programmatic, real-time bidding (RTB) technology and a focus on proactive anti-fraud measures, we see a tremendous amount of synergy and opportunities in working together. We are looking forward to the possibility of effecting a transaction with OneScreen.”

This announcement comes on the heels of Adaptive's acquisition of Ember, a nascent machine learning-powered, real-time bidding (RTB) platform. The acquisition of Ember positioned Adaptive to compete for the billions of ad dollars shifting toward programmatic buying across video, mobile and display and provided a platform that assists in minimizing the potential of advertising fraud or hijacking. Adaptive has brought equal parts monetization, scale and compliance to the forefront of its offerings to meet advertisers growing demand for control, transparency, and proactive anti-fraud controls.

Norman Brodeur, OneScreen’s recently-appointed Chief Executive Officer, said, “We have hundreds of thousands of licensed videos and a vast network of content partners across all verticals. I’m looking forward to working with Qayed and his team to put specifics together that could create a powerful combination.”

“We intend to work diligently with OneScreen and its management team to consummate a transaction in the best interest of both companies,” Shareef concluded. “We will keep investors apprised of developments as they unfold.”

ABOUT ADAPTIVE MEDIA

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform.

For more information, please visit: www.adaptivem.com. Follow us on Twitter at @adaptive_m.

ABOUT ONESCREEN

OneScreen is a provider of business-to-business digital video services that empower publishers, producers and advertisers with a network to discover opportunities, a platform to manage operations, and a marketplace to transact business. OneScreen provides digital video solutions for multi-channel networks to build a path to scale, operate and monetize beyond major distribution channels, publishing solutions to drive subscriber engagement, and advertising solutions to develop new revenue streams across networks. For more information, please visit: www.onescreen.com.

Safe Harbor Statements:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Adaptive Medias Publicity Contact:

Mike Sprouse, President & CEO

Sprouse Marketing Group

Email: mike@sprousemarketing.com

Adaptive Medias Investor Contact:

Kevin Fickle, President

Nuwa Group LLC

Phone: (925) 330-8315

Email: kevin@nuwagroup.com

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